Exhibit 99.2

Penn Virginia Resource Partners, L.P.

Penn Virginia GP Holdings, L.P.

Five Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	Stephen R. Milbourne Director – Investor Relations Phone: (610) 975-8204 Fax: (610) 975-8201 E-Mail: invest@pvrpartners.com

PENN VIRGINIA GP HOLDINGS, L.P. COMPLETES MERGER

WITH PENN VIRGINIA RESOURCE PARTNERS, L.P.

RADNOR, PA – March 11, 2011 . . . Penn Virginia Resource Partners, L.P. (NYSE: PVR) (“PVR”) and Penn Virginia GP Holdings, L.P. (NYSE: PVG) (“PVG”) today announced the successful completion of their merger. The trading of PVG common units on the New York Stock Exchange was discontinued before the opening of the market today. The PVR common units will continue to be traded on the New York Stock Exchange under the ticker symbol “PVR”.

As a result of the merger, PVG unitholders will be entitled to receive 0.98 PVR common units for each PVG common unit. Cash will be paid to PVG unitholders in lieu of any fractional units that would have resulted from the exchange. The holders of PVR common units will continue to own their existing units.

* * * * *

Forward Looking Statements

Certain statements by PVR and PVG contained herein that are not descriptions of historical facts are “forward-looking” statements by PVR and PVG as defined by federal law. Because such statements, including those relating to projections of expected dilution and accretion to distributable cash flow as a result of the merger, and our ability to complete our previously announced merger include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies are discussed in more detail in PVR’s and PVG’s press releases and public periodic filings with the SEC including PVR and PVG’s Annual Reports on Form 10-K for the year ended December 31, 2010. Many of the factors that will determine PVR’s and PVG’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. PVR and PVG undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as the result of new information, future events or otherwise.

* * * * * *

Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a publicly traded limited partnership which owns and manages coal and natural resource properties and related assets, and owns and operates midstream natural gas gathering and processing businesses. We own approximately 900 million tons of proven coal reserves in Northern and Central Appalachia, and the Illinois and San Juan Basins; our midstream natural gas assets are located principally in Texas, Oklahoma and Pennsylvania and include more than 4,200 miles of natural gas gathering pipelines and 6 processing systems with approximately 400 million cubic feet per day of capacity. For more information about PVR, visit our website at www.pvresource.com.

Prior to the closing of the merger, Penn Virginia GP Holdings, L.P. (NYSE: PVG) owned the general partner interest, all of the incentive distribution rights and an approximate 37 percent limited partner interest in PVR, a manager of coal and natural resource properties and related assets and the operator of a midstream natural gas gathering and processing business.